Exhibit 8.2

10/F, Tower B, CPIC Plaza, No. 28 Fengsheng Lane, Xicheng District, Beijing 100032, China

Tel: 86 10 5776 3888  Fax: 86 10 5776 3777

April 26, 2022

To:

Adagene Inc.

4F, Building C14, No. 218

Xinghu Street, Suzhou Industrial Park

Suzhou, Jiangsu Province, People’s Republic of China

(as the “Company”)

Re: Legal Opinion Regarding Certain PRC Law Matters

We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue an opinion on the laws and regulations of the PRC (for the purposes of this opinion, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan).

We have acted as PRC counsel to Adagene Inc., a company incorporated under the laws of the Cayman Islands (the “Company”). With respect to the Company’s registration statement on Form F-3 (the “Registration Statement”), which will be filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2022, including all amendments or supplements thereto, you have requested us to furnish an opinion to you as to the matters hereinafter set forth.

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided by the Company, and such other documents, the Registration Statement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC government authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings set forth below:

“Governmental Authorizations” mean all approvals, consents, permits, authorizations, filings, registrations, exemptions, certificates, permissions, waiver, endorsement, annual inspection, qualifications or license required by the applicable PRC Laws.

“PRC Company” means Adagene (Suzhou) Limited, which is a company incorporated in accordance with the PRC Laws.

“PRC Laws” mean the published and publicly available PRC laws, regulations, rules and judicial interpretations announced by the PRC Supreme People’s Court available on the date hereof.

“Prospectus” means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

Capitalized terms used but not defined herein shall have the meanings set forth in the Registration Statement.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

1.	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to the originals;

2.	no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion and any Document submitted to us is effective and has not been varied, revoked, withheld, cancelled or superseded by some other documents or agreements or action of which we are not aware after due inquiry;

3.	each of the parties to the Documents (except that we do not make such assumptions about the PRC Company) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

4.	the truthfulness, accuracy and completeness of all factual statements in the Documents submitted and made available to us up to the date of this opinion. Where certain facts were not independently verified by us in order to render this opinion, we have relied upon the Documents issued by the PRC government agencies and representatives of the Company and the PRC Company with proper authority, and also upon representations, oral or written, made in, or pursuant to, the Documents;

5.	all facts and Documents which may affect this opinion herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure; and

6.	all Governmental Authorizations and other official documentations were obtained from the competent PRC government agencies by lawful means.

In expressing the opinions set forth herein, we have relied upon the factual matters contained in the representations and warranties set forth in the Documents.

C.	Opinion

Based upon the foregoing, we are of the opinion that:

1. With Respect to the Corporate Structure

The description of the ownership structure described under the caption “Corporate History and Structure” in the Prospectus is true and accurate in all material respects and insofar as related to PRC Laws, nothing has been omitted from such description which would make the same misleading in any material respects. The ownership structures of the PRC Company as described in the Prospectus comply, and immediately after giving effect of the offering of securities described in the Registration Statement will comply, with all applicable PRC Laws, and do not violate, breach, or otherwise conflict with any applicable PRC Laws, except as disclosed in the Prospectus.

2. Taxation

The statements set forth under the caption “Taxation” in the Prospectus, insofar as they constitute statements of PRC tax law, are accurate in all material respects and that such statements constitute our opinion, and insofar as related to PRC Laws nothing has been omitted from such statements which would make the same misleading in all material respects.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Recent Regulatory Developments”, “Transfer of Funds and Other Assets”, “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Tian Yuan Law Firm
Tian Yuan Law Firm